CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 22, 2016, accompanying the financial statements of Investment Grade Municipal Trust, Series 153 (included in Van Kampen Unit Trusts, Municipal Series 1102) as of July 31, 2016, and for each of the three years in the period ended July 31, 2016 and the financial highlights for the period from August 14, 2012 (date of deposit) through July 31, 2013 and for each of the three years in the period ended July 31, 2016, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-181900) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 22, 2016